Exhibit 21.1

Subsidiaries of Axsome Therapeutics, Inc.

Legal Name	Jurisdiction of Organization or Incorporation
Axsome Therapeutics Limited	United Kingdom

Axsome Therapeutics Australia Pty Ltd	Australia